AGREEMENT

      This Agreement (the "Agreement") is entered into as of the 18th day of September , 1997, by and among Dispatch Management Services Corp, a Delaware corporation and successor to Dispatch Management Services LLC by merger (the "Company"), Deadline Acquisition Corp., an Illinois corporation (the "Corporation"), and Edward V. Blanchard, Jr., Melba Anne Hill and Scott T. Milakovich (collectively, the "Shareholders"). Unless defined herein, all capitalized terms used in this Agreement shall have the meanings given them in the Operating Agreement of Dispatch Management Services LLC, dated December 1, 1996, by and among the Members of Dispatch Management Services, LLC, as amended (the "Operating Agreement").

                               W I T N E S S E T H

      WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Corporation (the "Stock") and the Shareholders and the Corporation intend that prior to the Closing in Escrow Date (as defined below), the Corporation shall acquire substantially all of the assets of R.J.K. Enterprises, Inc., an Illinois corporation doing business as "Deadline Express" ("Deadline Express"), such transaction being referred to hereafter as the acquisition of Deadline Express;

      WHEREAS, subject to the conduct of the due diligence examination to begin following the execution of this Agreement, and further subject to the terms and conditions set forth herein, the Shareholders desire to sell all of their respective right, title and interest in the Stock to the Company, and the Company desires to purchase the Stock;

      WHEREAS, upon the satisfactory completion of the due diligence examination, the delivery of the financial statements, schedules, disclosure documents, questionnaires and other information required by this Agreement, and approval of the same by the Company, the parties hereto will close in escrow pursuant to the terms and conditions set forth herein;

      WHEREAS, upon satisfaction of the conditions set forth herein, the escrow will be terminated, and the sale of the Stock will be consummated;

      WHEREAS, the parties intend that, immediately following the execution of this Agreement, the Company will enter into non-competition agreements with each of the Shareholders and certain employees of the Corporation in the form attached hereto as Exhibit A (such non-competition agreements, together with all other agreements which are entered into by the parties hereto pursuant to this Agreement or in connection with any of the transactions contemplated hereby, the "Related Agreements"); and

      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements herein contained, and for the sum of $10.00 paid by the Company to the Shareholders, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Closing in Escrow

            1.1. Overview. Upon execution of this Agreement, the Shareholders and the Corporation shall be obliged to deliver to the Company, within thirty
(30) days after execution of this Agreement: (i) the audited and unaudited financial statements required pursuant to Section 1.3 below and (ii) the agreements required pursuant to Section 3.1 below.

            After approval of the same by the Company, and prior to filing the registration statement with the Securities and Exchange Commission relating to the initial public offering of the common stock, par value $.01 per share, of the Company (the "Initial Public Offering"), the Company will deliver to the Shareholders a disclosure document, together with a notice (the "Notice") specifying the date by which the Shareholders must execute and deliver satisfactory shareholder representation letters in order to consummate the sale of the Stock pursuant to the terms of this Agreement. At the Company's option, the Notice shall include a requirement that the Shareholders purchase certain assets of the Corporation (at then current book value) (the "Unwanted Assets"), assume certain liabilities of the Corporation (the "Unwanted Liabilities"), and cause certain employees of the Corporation to be terminated from employment by the Corporation (the "Unwanted Employees"). If, prior to the Closing Date (as defined in Section 1.4 below): (i) the Shareholders do not purchase the Unwanted Assets specified by the Company in the Notice, then such assets will be acquired by the Company without any adjustment to the Purchase Price (as defined in Section 1.3 below); (ii) the Shareholders do not assume the Unwanted Liabilities specified by the Company in the

Notice, then the Company will reduce the cash portion of the purchase price by the dollar amount of any such Unwanted Liabilities (including early repayment costs, if any) of the Corporation existing as at the Closing Date; and (iii) the Corporation has not terminated the employment of the Unwanted Employees specified by the Company in the Notice, then the Company will make a reasonable estimate of the costs and expenses to be incurred in connection with such terminations of employment, and the Shareholder will pay the amount of such to the Company in cash within 5 days after demand by the Company.

      Upon timely delivery from all of the Shareholders of shareholder representation letters satisfactory to the Company, the parties will close in escrow (the "Closing in Escrow") pursuant to the terms and conditions of this Agreement. Such Closing in Escrow shall take place at the offices of Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., 7th Floor, Washington, D.C. 20005 (or such other place as is mutually agreed upon by the parties) within thirty (30) days (or such shorter period as is specified in the Notice) after timely delivery of satisfactory shareholder representation letters from all of the Shareholders.

      In the event that one or more of the Shareholders do not timely deliver satisfactory shareholder representation letters or the Shareholders do not close in escrow, (as determined in the sole discretion of the Company), this Agreement will be of no further force or effect, except for any and all obligations under Sections 3.2 (confidentiality), 1.3 (reimbursement of audit expenses) and 8.2 (effect of termination under Section 8.1), which obligations will survive termination of this Agreement.

            1.2 Closing in Escrow Deliveries and Other Actions.

                  (a) Shareholders' and Corporation's Deliveries at Closing in Escrow. At the Closing in Escrow, the Shareholders shall deliver the following to the law firm of Silver, Freedman & Taff, L.L.P., as escrow agent: (i) certificates representing all of the Stock with duly executed stock powers conveying the Stock represented thereby to the Company, free and clear of all liens, security interests and claims, encumbrances or other rights of third parties of any nature whatsoever, and granting unrestricted title to and possession of the Stock to the Company; (ii) the Corporation's corporate minute book, including the Stock Certificate Book and all of the original share certificates representing shares of the Corporation's capital stock at one time issued (but no longer issued and outstanding) to former shareholders of the Corporation; (iii) all consents, waivers, and authorizations necessary or appropriate for the consummation of the transactions contemplated by this Agreement; (iv) agreements assigning to the Corporation all of the Shareholders' and/or third parties' right, title and interest in and to all Intellectual Property (as defined in Section 2.14(d) hereinbelow) owned by any of the Shareholders and/or third parties and heretofore licensed to or used by the Corporation; (v) Certificate of Good Standing for the Corporation as issued by the Secretary of State of Illinois; (vi) the certificates, dated the Closing in Escrow Date, required pursuant to Sections 7.2(a) and 7.2(b) hereinbelow; and (vii) the opinion of counsel to the Shareholders and the Corporation as to such matters as counsel to the Company may reasonably require, including but not limited to such counsel's opinion that: (A) the Corporation is in good standing; (B) the Corporation is authorized to conduct its business in each jurisdiction in which it is doing business; (C) the Shareholders and the Corporation have the full power to enter into and perform their respective obligations under this Agreement; (D) this Agreement constitutes the legal, valid and binding obligations of the Corporation and the Shareholders, and the Related Agreements to which the Shareholders are a party (except the non-compete agreements in Exhibit A), constitute the legal, valid and binding obligations of the Shareholders, each enforceable in accordance with their respective terms (except as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor's rights, and principles of equity); and (E) neither the Corporation nor the Shareholders are threatened with or affected by any actions, proceedings or investigations wherein an unfavorable decision, ruling or finding could have a material adverse effect on the financial condition or operation of the Corporation, or could prevent, enjoin or otherwise affect the transactions contemplated by this Agreement or the Related Agreements.

                  (b) Further Actions. On or after the Closing in Escrow, the parties hereto shall enter into, execute and deliver such other and further agreements, documents and instruments, as any of them may reasonably request, for the purpose of effectuating the transactions contemplated by this Agreement.

                  (c) Consummation of Sale. Upon Closing in Escrow, subject to the terms and conditions of this Agreement, the Company will be obligated to purchase the Stock, and the Shareholders will be obliged to sell the Stock, at the purchase price specified in Section 1.3 below, on the Closing Date specified in Section 1.4 below.

            1.3. Purchase Price. The purchase price for the Stock (the "Purchase Price") shall be equal to eighty percent (80%) of the product of:

                  (i) a fraction equal to the Net Market Capitalization of the
            Company (as defined below) divided by the aggregate revenues of the Company's subsidiaries for the Relevant Period (as defined below), as shown in the prospectus for the Initial Public Offering, multiplied by

                  (ii) the Corporation's net revenues for the Relevant Period, determined from financial statements of the Corporation delivered to the Company by the Shareholders pursuant to this Section 1.3 which have been prepared or reviewed by Price Waterhouse LLP ("Price Waterhouse"), provided that in the case of financial statements reviewed by Price Waterhouse, Price Waterhouse shall concur that the net revenues stated therein are accurate based upon the information available to Price Waterhouse.

      The term "Net Market Capitalization" shall mean the amount of market capitalization of the Company resulting from the Initial Public Offering reduced by the Company's expenses incurred in the Initial Public Offering.

      The term "Relevant Period" shall mean the twelve month period ended June 30, 1997 in the event that the closing of the Initial Public Offering occurs on or before November 12, 1997; the twelve month period ended September 30, 1997 in the event that the closing of the Initial Public Offering occurs after November 12, 1997 and on or before December 12, 1997; and such later twelve month period for which the Company has most recently requested financial statements of the Corporation pursuant to this Section 1.3 in the event that the closing of the Initial Public Offering occurs after December 12, 1997.

      Unless the Company gives the Shareholders written notice to the contrary, the Shareholders shall deliver to the Company, within thirty (30) days after execution of this Agreement: (i) audited financial statements of the Corporation, including balance sheets dated as of December 31, 1994, 1995 and 1996, and income statements and cash flow statements for each of the three twelve month periods ended on such dates; (ii) unaudited financial statements of the Corporation, including a balance sheet dated as of June 30, 1996, and an income statement and cash flow statement for the twelve month period ended on June 30, 1996: and (iii) unaudited, reviewed financial statements of the Corporation, including a balance sheet dated as of June 30, 1997 and an income statement and a cash flow statement for the six month period ended June 30, 1997. The intent of providing the audited financial statements referred to in the foregoing sentence is to resolve any auditing issues prior to calculation of the Purchase Price, so that the Purchase Price may be quickly and efficiently calculated. In the event that the closing of the Initial Public Offering has not occurred on or before November 12, 1997, but does occur on or before December 12, 1997, then in that event, in lieu of the unaudited, reviewed financial statements of the Corporation for the six month period ended June 30, 1997, the Shareholders shall deliver to the Company, within thirty days after written request from the
Company: (i) an updated set of audited financial statements of the Corporation, including a balance sheet dated as of June 30, 1997, and income statements and cash flow statements for the six month period ended June 30, 1997; (ii) unaudited financial statements for the Corporation, including a balance sheet dated as of September 30, 1996, and an income statement and cash flow statement for the twelve month period ended on September 30, 1996; and (iii) unaudited, reviewed financial statements of the Corporation, including a balance sheet dated as of September 30, 1997 and income statements and cash flow statements for the three month period ended September 30, 1997. In the event that the closing of the Initial Public Offering has not occurred on or before December 12, 1997, then upon written request from the Company given on or before March 1, 1998, the Shareholders shall deliver to the Company, within thirty days after written request from the Company, such additional audited and/or unaudited, reviewed financial statements of the Corporation as the Company may reasonably request. All audited and unaudited financial statements of the Company to be delivered to the Company by the Shareholders pursuant to this Agreement shall reflect the Company's acquisition of Deadline Express.

            All of the financial statements referred to in this Section 1.3 shall be prepared (or reviewed, as the case may be) by Price Waterhouse. The cost of providing all of the financial statements required by this Section 1.3, within the prescribed time limits, shall be the sole responsibility of the Shareholders, provided that the Company will, upon the request of the

Shareholders, advance such costs on behalf of the Shareholders. In the event that all of the Shareholders do not timely deliver satisfactory shareholder representation letters by the deadline specified in the Notice and complete the Closing in Escrow, the Shareholders shall immediately refund to the Company any such advanced costs; in the event that all such shareholder representation letters are satisfactory and are timely received, and the Closing in Escrow is completed, the Shareholders shall be relieved of their obligation to refund to the Company any such advanced costs. The Company shall pay one hundred percent (100%) of the Purchase Price in shares of (restricted) stock of the Company (the "Company Stock"), at the Closing, the number of such shares to be determined by dividing the Purchase Price by the price per share of the Company Stock as set forth in the prospectus for the Initial Public Offering (the "IPO Price"), provided that the value of any fractional shares shall be paid in cash at the IPO Price. The Purchase Price payable to the Shareholders shall be allocated among them in accordance with written direction to the Company signed by all of the Shareholders. The Shareholders acknowledge that the sale of their shares of Company Stock will be restricted for a period of time by virtue of a "lock-up" agreement which may be imposed by the Company, and the Shareholders shall if requested by the Company execute such a "lock-up" agreement, as may be required by the Company, by which the sale of their Shares of Company Stock is restricted (perhaps prohibited) for a period of up to and including two (2) years from the date of the closing of the Initial Public Offering.

      At the request of the Corporation delivered in writing to the Company within 15 days after execution of this Agreement, the Company's purchase of the Stock contemplated by this Agreement will be restructured as a reverse subsidiary merger pursuant to which a newly formed first tier subsidiary of the Company shall be merged with and into the Corporation and the Shareholders shall receive as the merger consideration solely the shares of the Company Stock (and cash for any fractional shares) to be paid to them pursuant to this Section 1.3. Promptly following such request, and the Shareholders and the Corporation shall execute and deliver to the Company all documents that are usual and customary in such a merger.

            1.4. Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1., and subject to the satisfaction or waiver of the conditions set forth in Section 7, the purchase and sale of the Stock pursuant to this Agreement (the "Closing") shall take place at the offices of Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., Suite 700E, Washington, D.C. 20005, contemporaneously with the closing of the Initial Public Offering unless the closing of the Initial Public Offering does not occur by March 31, 1998, in which case this Agreement shall be rendered null and void, or unless another date, time or place is agreed to in writing by the parties hereto (the day on which the Closing takes place being the "Closing Date").

            At the Closing: (i) Silver, Freedman and Taff, L.L.P. shall deliver to the Company the certificates, minute book, documents, and other materials theretofore held in escrow from the Closing in Escrow; (ii) the Shareholders shall deliver to the Company updated consents, waivers and authorizations as referred to in Section 1.2(a)(iii) above, updated Certificates of Good Standing as referred to in Section 1.2(a)(v) above, updated certificates, dated the Closing Date, required pursuant to Sections 7.2(a) and 7.2(b) below, and an updated opinion of counsel as referred to in Section 1.2(a)(vii) above; and
(iii) the Company shall deliver the Purchase Price to the Shareholders as provided in Section 1.3 above.

      2. Representations, Warranties and Covenants of the Corporation and the Shareholders.

            The Corporation and the Shareholders hereby jointly and severally represent, warrant and covenant to the Company as follows:

            2.1. Organization, Standing and Power. The Corporation is a "C" Corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Corporation is (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express was) duly qualified and in good standing to conduct business in each jurisdiction in which the business it is (or was, in the case of Deadline Express prior to the Corporation's acquisition of Deadline Express) conducting, or the operation, ownership or leasing of its properties, makes (or made, in the case of Deadline Express prior to the Corporation's acquisition of Deadline Express) such qualification necessary.

            2.2. Authority and Enforceability. Each of the Shareholders and the Corporation have all requisite legal right, power and authority to enter into this Agreement and each of the Related Agreements to which they are a party and to agree to the transactions contemplated hereby and thereby and to perform all of their respective obligations hereunder and thereunder. This Agreement constitutes the legal, valid and binding obligations of the Shareholders and the Corporation, and each of the Related Agreements to which the Shareholders are a party constitute the legal, valid and binding obligations of the Shareholders, each enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

            2.3. Capital Structure, Due Authorization and Issuance. The capital structure of the Corporation consists solely of 15,000 shares of $.01 par value capital stock of which 9,100 shares are and will be as of the Closing in Escrow Date and the Closing Date issued and outstanding. All issued and outstanding shares of the capital stock of the Corporation have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all federal and applicable state securities laws.

            2.4 Title to Stock. The Shareholders own all of the issued and outstanding shares of the capital stock of the Corporation, free and clear of any and all claims, liens, restrictions, pledges, charges, options, security interests, encumbrances or other rights of third parties, including any imposed by law. There are no other shares of capital stock or other equity or debt securities of the Corporation, of any kind or class whatsoever, authorized, issued or outstanding, or any warrants, options, subscription rights, or any other rights, agreements, or commitments of any nature relating to the issuance of, or granting of, rights to acquire any shares of capital stock or such securities of the Corporation, except as set forth in the Buy-Sell Agreement (as defined below).

            2.5 Title to and Condition of the Corporation's Assets. The Corporation has (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express had) good, insurable and marketable title to all of the assets set forth in the Financial Statements (as defined in Section 2.11 hereinbelow). Except as disclosed on Exhibit C, none of the Corporation's assets is subject to any restriction, mortgage, pledge, lien, security interest, lease, charge, encumbrance, objection or joint ownership, other than liens for current real or personal property taxes not yet due and payable. The Corporation's assets are in good operating condition and repair, ordinary wear and tear excepted.

            2.6. Sufficiency of Assets. The assets set forth in the Financial Statements (as defined in Section 2.11 hereinbelow) include all the assets and properties used or employed in the business conducted by the Corporation and the business conducted by Deadline Express prior to the Corporation's acquisition of Deadline Express). Immediately after the consummation of the transactions contemplated by this Agreement to be effected at the Closing, the Corporation will (i) have all right, title, and interest in and to, or will have a valid right to use, without liability to third party(ies), such assets and properties; and (ii) have all assets, rights, employees, subcontractors and other persons and items which are reasonably necessary to carry on the business and operations of the Corporation after the Closing Date in substantially the same manner as conducted by Deadline Express prior to the Corporation's acquisition of Deadline Express.

            2.7. No Violations Resulting From Transactions. The execution and delivery of this Agreement by the Shareholders and the Corporation, and each of the Related Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby by the Shareholders and the Corporation will not (a) conflict with or violate any provision of the articles or certificate of incorporation or by-laws of the Corporation, (b) except as set forth in Exhibit D, require any consent, waiver, approval, authorization, permission, or filing with or notification to, any third party, (c) result in or constitute a default, or require any consent or approval of or notice to any person or entity, or result in the creation of an encumbrance, under or pursuant to (i) any of the contracts to which the Corporation is a party (including but not limited to contracts of insurance and leases as applicable), or (ii) any other material agreements to which any of the Shareholders is a party, or (d) violate any law applicable to the Shareholders or the Corporation.

            2.8. Compliance with Laws.

                  (a) The Corporation is, and at all times since its formation has been, in material compliance with all applicable laws, and prior the Corporation's acquisition of Deadline Express, Deadline Express at all times since its formation and, to the knowledge of the Shareholders, any predecessor of Deadline Express during the past three years, has been in material compliance with all applicable laws; and

                  (b) The Corporation and the Shareholders have not received, and do not know of the issuance or threatened issuance by any governmental entity of, any notices of violation or alleged violation of any applicable law by the Corporation or by Deadline Express. The Company has been provided with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Corporation or Deadline Express is currently subject (or which the Corporation or Deadline Express was subject to during the previous three years), and (ii) all correspondence through the date hereof with respect to any of the matters referred to in clause (b) or clause (i) of this Section 2.8. None of the Shareholders nor the Corporation is aware of any proposed legislation or law which is reasonably expected to be enacted and which, if so enacted, could reasonably be expected to have a material adverse effect on the Corporation or Deadline Express (prior to its acquisition by the Corporation).

            2.9. Litigation. There is no action, suit, claim, investigation or proceeding, whether at law or in equity (each, a "Legal Proceeding"), pending or, to the knowledge of the Shareholders and/or the Corporation, threatened, that questions the validity of this Agreement or the Related Agreements or the acquisition of Deadline Express by the Corporation or any action taken or to be taken by the Shareholders or the Corporation in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. Exhibit E sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of the Corporation and/or the Shareholders, threatened against or affecting the Corporation (or Deadline Express, prior to the Corporation's acquisition of Deadline Express). To the knowledge of the Corporation and/or the Shareholders, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Exhibit E. Except as set forth in Exhibit E, there is no outstanding or, to the knowledge of the Corporation and/or the Shareholders, threatened, judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Corporation (or Deadline Express, prior to the Corporation's acquisition of Deadline Express).

            2.10. Financial Advisors.

                  (a) Except as set forth on Exhibit F attached hereto, no person or entity has acted directly or indirectly as a broker, finder or financial advisor (not including attorneys and accountants providing legal and accounting services and not acting as a broker or finder) for or to any of the Shareholders and/or the Corporation or (to the knowledge of the Shareholders) Deadline Express in connection with the negotiations relating to or the transactions contemplated by this Agreement or the Related Agreements or the Corporation's acquisition of Deadline Express; and

                  (b) Except as set forth on Exhibit F attached hereto, no person or entity (other than attorneys and accountants excluded from Section 2.10(a) above) is entitled to any fee or commission or like payment, or expense reimbursement, in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Corporation or Deadline Express and/or the Shareholders hereunder or thereunder. The Shareholders hereby agree that all such fees, commissions or like payments, or expense reimbursement as shall appear on Exhibit F attached hereto shall be for the sole joint and several account of the Shareholders and shall be paid in full by them at the Closing in Escrow.

            2.11. Financial Statements; Receivables. Attached hereto as Exhibit G are true, correct and complete copies of the most recent unaudited financial statements which, together with the financial statements (including the notes and exhibits thereto) of the Corporation (and, prior to the Corporation's acquisition of Deadline Express, of Deadline Express) to be delivered pursuant to Section 1.3 herein (the "Financial Statements") were and will be prepared in accordance with the books and records of the Corporation (and, prior to the Corporation's acquisition of Deadline Express, the books and records of Deadline Express), are and will be complete and correct in all material respects, have and will have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), applied consistently with the past practices of the Corporation (and, prior to the Corporation's acquisition of Deadline Express, the past practices of Deadline Express), except where otherwise specifically noted therein, and present and will present fairly in all material respects the financial position, results of operations and changes in financial position or cash flows, whichever is applicable, of the Corporation (and, prior to the Corporation's acquisition of Deadline Express, of Deadline Express) as at the dates and for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments). Without limiting the foregoing, no undisclosed liabilities or obligations of any nature (whether known or unknown, or absolute, accrued, contingent or otherwise) shall exist as at Closing in Escrow or the Closing not reflected in the most recently dated balance sheet supplied to the Company. The Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) has paid all federal, state and local income, profits, franchises, sales, use, occupation, property, excise and payroll taxes, and all license fees and other charges imposed upon it, and has timely filed all tax returns and related documents required to be filed with any governmental authority. There are no outstanding or proposed statements of deficiency in tax payments to any federal, state, local or foreign government with respect to the Corporation (and, prior to the Corporation's acquisition of Deadline Express, with respect to Deadline Express) for any tax period. Except as set forth on Exhibit G-1, as of the dates such Financial Statements were and will be prepared, all accounts receivable reflected on the Financial Statements (i) have and will have arisen from bona fide transactions in the ordinary course of the Corporation's and Deadline Express's business (or, prior to the Corporation's acquisition of Deadline Express, Deadline Express's business), consistent with its past practices, and
(ii) are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for returns or doubtful accounts which are reflected in such Financial Statements (such reserves, the "Reserves"); such Reserves are adequate and reasonable and were established in accordance with GAAP.

            2.12. Default. The Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) is not in material default of any of its obligations, contracts, or commitments in any respect, or in breach of any negative or affirmative covenants placed on it by its creditors, and none of the Shareholders have been notified of any such defaults or breaches.

            2.13. Absence of Certain Developments.

                  (a) There has been no event, condition or state of facts of any character that has had or is reasonably likely to have a material adverse effect on the Corporation (or Deadline Express prior to the Corporation's acquisition of Deadline Express).

                  (b) The Corporation and, prior to its acquisition by the Corporation,

Deadline Express has not entered into any transaction or contract, or conducted its business, other than in the ordinary course consistent with past practice and the Corporation has not entered into any transaction or contract, or conducted its business, other than in the ordinary course consistent with past practice of Deadline Express.

            2.14. Intellectual Property.

                  (a) List of Intellectual Property; Sufficiency. Exhibit H sets forth a list of all Intellectual Property (as defined in Section 2.14.(d) hereinbelow) which is owned by the Shareholders and/or the Corporation (and, prior to the Corporation's acquisition of Deadline Express, by Deadline Express's shareholders and/or Deadline Express), licensed by the Shareholders and/or the Corporation, licensed to the Shareholders and/or the Corporation (and, prior to the Corporation's acquisition of Deadline Express, by Deadline Express's shareholders and/or Deadline Express), or otherwise used or able to be used in the business conducted by the Corporation, and, prior to the Corporation's acquisition of Deadline Express, by Deadline Express (other than commonly-used computer software which is generally available to the public and the use rights to which were legally acquired by the Corporation or Deadline Express either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. The Corporation and, prior to the Corporation's acquisition of Deadline Express, Deadline Express owns or has the lawful right to use all of the Intellectual Property as currently used or as necessary for the conduct of its business as now conducted and for the conduct of Deadline Express's business as conducted prior to the acquisition of Deadline Express by the Corporation, and after Closing, the Corporation will have the right to use all such Intellectual Property.

            (b) Title; Validity; Pending Applications; Infringements, Etc.

                  (i) Except for Intellectual Property licensed to the Shareholders and/or the Corporation (and, prior to the Corporation's acquisition of Deadline Express, to the shareholders of Deadline Express and/or Deadline Express), the Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) has full legal and beneficial ownership (free and clear of any and all encumbrances) of all of the Intellectual Property, and neither the Corporation (nor, prior to the Corporation's acquisition of Deadline Express, Deadline Express) nor any of the Shareholders has received any notice or claim (whether written, oral or otherwise) challenging the Corporation's ownership or rights (nor, prior to the Corporation's acquisition of Deadline Express, Deadline Express's ownership or rights) in such Intellectual Property or suggesting that any other entity has any claim of legal or beneficial ownership with respect thereto. Neither the Shareholders nor the Corporation (nor, prior to the Corporation's acquisition of Deadline Express, Deadline Express) are in default under any license agreements pertaining to the Intellectual Property used in the Corporation's business (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express's business) and licensed to the Shareholders and/or the Corporation (and, prior to the Corporation's acquisition of Deadline Express, to the shareholders of Deadline Express or Deadline Express); all such license agreements are valid and in full force and effect, and shall continue in full force and effect as to the Corporation after Closing.

                  (ii) All of the Intellectual Property is legally valid and enforceable without any qualification, limitation or restriction on its use, and neither the Corporation (nor, prior to the Corporation's acquisition of Deadline Express, Deadline Express) nor any of the Shareholders has received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any such Intellectual Property;

                  (iii) Neither the use of any of the Intellectual Property nor any other Intellectual Property used by the Corporation (nor, prior to the Corporation's acquisition of Deadline Express, by Deadline Express) will conflict with, infringe upon, violate or interfere with, or constitute an appropriation of, any right, title or interest held by any other person or entity, and there have been no claims made with respect thereto;

                  (iv) No other person or entity is infringing in any respect on any part of the Intellectual Property. The Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) has not conducted its business, and has not used or enforced (or failed to use or enforce) any Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any item of Intellectual Property, and the Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) has not taken or failed to take any action that would result in the forfeiture or relinquishment of any Intellectual Property used in the conduct of its business as now conducted;

                  (v) Except as set forth in Exhibit H, the Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) has no liability or obligations to any third parties incident to the Intellectual Property used or able to be used by the Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) in the conduct of its business or Deadline Express's as heretofore conducted; and

                  (vi) The Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) has timely met all of its obligations to any third parties incident to the Intellectual Property used or able to be used by it in the conduct of its business and Deadline Express's business as heretofore conducted, and such obligations have been and will be correctly and adequately disclosed in the Financial Statements.

            (c) Protection and Maintenance of Intellectual Property.

                  (i) The Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) has taken all reasonable steps to (x) protect its rights to the Intellectual Property, and (y) to prevent the unauthorized use by any other person or entity; and

                  (ii) The Corporation shall use all reasonable efforts to maintain, or cause to be maintained, the Intellectual Property in full force and effect through the Closing and, without limitation, has renewed or has made, and will make within any applicable renewal period ending on or prior to the Closing Date, application to renew all of the Intellectual Property subject to expiration on or prior to the Closing Date. Neither the Corporation (nor, prior to the Corporation's acquisition of Deadline Express, Deadline Express) nor any of the Shareholders has granted to any other Person or entity any rights or permissions to use any of the Intellectual Property.

            (d) Definition of Intellectual Property. For purposes of this Agreement, the term "Intellectual Property" means any patent, copyright, trademark, trade name, service mark, service name, brand mark, brand name, logo, corporate name, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), any other intellectual property right (including, without limitation, any know-how, trade secret, trade right, formula, conditional or proprietary report or information, customer or membership list, any marketing data, and any computer program, software, database or data right), and license or other contract (including without limitation license(s) to use specific telephone numbers and/or radio channels/frequencies) relating to any of the foregoing, and any goodwill associated with any business owning, holding or using any of the foregoing.

            2.15. Insurance. Each of Deadline Express and the Corporation currently maintains (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express maintained) and the Corporation as of the Closing in Escrow and the Closing Date will maintain, valid insurance policies, which polices provide adequate coverage, within terms of scope and amount of coverage, for its assets, properties and operations. There are no pending material insurance claims by the Corporation (and, prior to the Corporation's acquisition of Deadline Express, by Deadline Express) as to which the applicable insurers have denied coverage. In addition, there exist no material claims under such insurance that have not been properly filed by the Corporation. During the past two years, the Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) has not been refused any insurance coverage by any insurer from which the Corporation has sought coverage.

            2.16. Leases. Except as set forth on Exhibit I, the Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) is not a lessee or tenant of any real or personal property.

            2.17. Labor Agreements. The Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) is not a party to any collective bargaining agreement. Except as set forth in Exhibit J, the Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) is not bound by any severance pay requirements or agreements, or any other agreement, handbook, manual, or benefit book referring to, relating to, or involving its employees. Exhibit J shall include a copy of any employment agreement between the Corporation and an employee of the Corporation.

            2.18. Employee Benefit Plans. Except as set forth on Exhibit K hereto, the Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) does not maintain or contribute to, and it has no liability or obligation with respect to any formal or informal stock option, profit sharing, pension, retirement, bonus, stock bonus, thrift-savings, incentive, benefit, welfare, cafeteria, medical insurance, dental insurance, life insurance, accidental death and dismemberment insurance, disability insurance or other similar plan, policy or arrangement (collectively referred to herein as the "Plans"). The Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) is not in default under the terms of any of the Plans. The Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) has made all contributions to each of the Plans required by the terms of the respective Plans, as well as all contributions required to be made in order to satisfy all requirements of law. Each of the Plans has sufficient assets to satisfy (under reasonable and permitted actuarial assumptions) its obligations on a termination basis, and the level of contributions required pursuant to the terms of each Plan is sufficient to satisfy (under reasonable and permitted actuarial assumptions) the obligations of such Plan on a continuing basis for benefits accrued to date.

            2.19. Compliance With ERISA. The Corporation's Plans (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express's Plans), if any, are currently in compliance in all respects with the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder (collectively, "ERISA"). Except as set forth on Exhibit L hereto, no employee benefit plan and no trust created thereunder has ever been terminated by the Corporation (or, prior to the Corporation's acquisition of Deadline Express, by Deadline Express). No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected to be incurred by the Corporation (or, prior to the Corporation's acquisition of Deadline Express, by Deadline Express) with respect to the Plans. Neither the Corporation (nor, prior to the Corporation's acquisition of Deadline Express, Deadline Express) nor any of the Plans has ever experienced an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code of 1986, as amended (the "Code")), whether or not waived, with respect to any employee benefit plan and no such accumulated funding deficiency currently exists. Except as set forth on Exhibit L hereto. Neither the Corporation (nor, prior to the Corporation's acquisition of Deadline Express, Deadline Express) is not required, and has not been required in the past, to make any payments or contributions under the terms of any "multi-employer plan" (as defined in Section 3(37) of ERISA and Section 414(f) of the Code) or by any collective bargaining agreement with respect to any employee benefit plan. Neither the Corporation (nor, prior to the Corporation's acquisition of Deadline Express, Deadline Express) nor any of the Plans has ever incurred any withdrawal liability

(including any contingent or secondary withdrawal liability) within the meaning of Section 4201 and Section 4204 of ERISA with respect to any multi-employer plan. The Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) and the trustees or the administrators of the Plans have provided continuation of coverage notices to employees and their dependents as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), and has complied with all such continuation of coverage requirements. The execution and delivery of this Agreement will not involve a prohibited transaction within the meaning of ERISA or Section 4975 of the Code.

            2.20. Employee Relations. The Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) is in substantial compliance with all applicable federal, state and local laws, statutes, regulations, orders, codes, ordinances, guidelines, executive orders, contractor requirements, judicial and administrative judgments and determinations to which the Corporation is or was a party, and any other authority governing the Corporation (or, prior to the Corporation's acquisition of Deadline Express, Deadline Express) with respect to its employees and workplaces (hereinafter collectively referred to as the "Applicable Employment Standards"), including, but not limited to, employment, employment practices, fringe benefits, terms and conditions of employment, termination of employment, severance or separation pay, workers' compensation, disability, entitlements, unemployment insurance, employment screening, wage-hour, employment discrimination on any basis, equal employment opportunity, individual employee rights, affirmative action, occupational health and safety, and immigration and right to work requirements. Such compliance by the Corporation (and, prior to the Corporation's acquisition of Deadline Express, by Deadline Express) includes, but is not limited to, Title VII of the Civil Rights Act of 1964, as amended, including the Civil Rights Act of 1991; the National Labor Relations Act of 1935, as amended; the Fair Labor Standards Act of 1938, as amended; the Occupational Safety and Health Act of 1970, as amended; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Family Medical Leave Act of 1993; the Immigration Reform and Control Act of 1986 (together with the regulations promulgated thereunder, hereinafter collectively referred to as "IRCA"); the Worker Adjustment and Retraining Notification Act; the Employee Polygraph Protection Act; the Drug-Free Workplace Act of 1988; the Health Insurance Portability and Accountability Act of 1996; the Code; the regulations promulgated under each such act; and any and all other federal, state and local laws, regulations and requirements of any nature applicable to the Corporation (and, prior to the Corporation's acquisition of Deadline Express, to Deadline Express). The Corporation further represents that it is (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express was) not in arrears in the payment of wages to any employee (except to the extent of its normal payroll practices), and there are no claims, liabilities, demands or causes of action, realized or unrealized, actual, potential or contingent, pursuant to statutory rights or in tort, contract or otherwise, against the Corporation arising out of or in connection with any event, fact, circumstance or occasion relating to any applicant for employment, the employment of any employee or the separation from employment of any employee.

            2.21. Licenses. Each of Deadline Express and the Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) and its employees and agents have all licenses, permits, orders, approvals and authorizations necessary for the conduct of its business, except as disclosed on Exhibit L-1. The Corporation and its employees and agents have (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express and its employees and agents had) all licenses, permits, orders, approvals and authorizations necessary for the operation of the real and personal property leased to, owned or operated by the Corporation presently (or, prior to the Corporation's acquisition of Deadline Express, by Deadline Express), except as disclosed on Exhibit L-1. None of the permits issued to the Corporation will be adversely affected by the consummation of the transactions contemplated by this Agreement. No suspension or cancellation of any such licenses, permits, orders, approvals or authorizations is pending or, to the best knowledge of the Corporation (and, prior to the Corporation's acquisition of Deadline Express, of Deadline Express) and/or the Shareholders, threatened.

            2.22. Criminal Practices. The Corporation (and, prior to the Corporation's acquisition of Deadline Express, Deadline Express) is not engaged and has not been engaged in any criminal practices, including, but not limited to, payoffs, kickbacks or illegal gifts.

            2.23. Contracts. Each of the contracts to which the Corporation is (and, as of the date of the Corporation's acquisition of Deadline Express, Deadline Express is) a party (the "Contracts") (i) is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity; (ii) no Default (as defined below) exists under any Contract either by the Corporation by Deadline Express or by any other party thereto; (iii) neither the Corporation nor any of the Shareholders is aware of the assertion by any third party of any claim of Default or breach under any of the Contracts by either the Corporation or Deadline Express; and (iv) neither the Corporation nor any of the Shareholders is aware of any present intention on the part of any significant customer or supplier or other business partner of the Corporation (or, prior to the Corporation's acquisition of Deadline Express, of Deadline Express) to either
(x) terminate or significantly change its existing business relationship with the Corporation (or, prior to the Corporation's acquisition of Deadline Express, with Deadline Express) either now or in the foreseeable future, or (y) fail to renew or extend its existing business relationship with the Corporation (or, prior to the Corporation's acquisition of Deadline Express, with Deadline Express) at the end of the term of any existing contractual arrangement such entity may have with the Corporation (or, with Deadline Express). For purposes of this Agreement, the term "Default" means, with respect to any Contract, (x) any material breach of, or material default under, such Contract, (y) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration of, or any obligation to repay, with respect to such Contract, or (z) any event, other than the normal passage of time, which would result in either a significant increase in the obligations or liabilities of, or a loss of any significant benefit of, the party in question under such Contract.

      Copies of all written contracts, and a description of all material oral contracts, to which the Corporation is a party, are attached hereto as Exhibit M.

            2.24. Misrepresentation. Neither this Agreement (including the Exhibits hereto) or any Related Agreement or any information supplied to the Company by or on behalf of the Corporation and/or the Shareholders in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

            2.25 Delivery of Certain Exhibits. Not later than three business days after the date of execution of this Agreement, the Corporation shall deliver to the Company Exhibits C through N of this Agreement.

            2.26 Certain Representations As If Made by Deadline Express. To the knowledge of the Shareholders and the Corporation, each of the representations made with respect to the Corporation above in Sections 2.1, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18, 2.19, 2.20, 2.21,
2.22, 2.23, and 2.24 of this Agreement, if made by Deadline Express as of the date of execution of this Agreement and as a party to this Agreement, with respect to itself, prior to its acquisition by the Corporation, would be true and correct.

      3. Additional Representations, Warranties and Covenants of the
Shareholders.

            3.1. Non-Competition and Other Covenants of the Shareholders and Certain Employees of the Corporation. Simultaneously with the execution of this Agreement, each of the Shareholders shall have entered into a non-competition agreement, the form of which is attached to this Agreement in Exhibit A.

            3.2. Confidentiality. The Corporation and each of the Shareholders shall abide by the terms of the Confidentiality Agreement between the Corporation or the Shareholders (or some of them) and the Company (or the Company's predecessor, Dispatch Management Services LLC) executed on August 30, 1997. The Shareholders and the Corporation both acknowledge and agree that the Company shall have the right to disclose certain information concerning the Corporation to third parties (which third parties will in turn be bound by an agreement similar to the Confidentiality Agreement), for such general corporate purposes as includes but is not limited to obtaining financing and/or underwriting, and for general marketing purposes.

      4. Representations and Warranties of the Company

            The Company represents and warrants to the Shareholders as follows:

            4.1. Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.

            4.2. Authority and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. This Agreement and each of the Related Agreements to which it is a party have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            4.3. No Violations Resulting From Transactions. The execution and delivery by the Company of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by the Company, will not (a) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of the Company, (b) except as set forth on Exhibit D, require any consent, waiver, approval, authorization or permission of, or filing with or notification to, any third party, (c) result in or constitute a default, or require any consent or approval of or notice to any person or entity under or pursuant to any of the contracts to which the Company is a party; or (d) violate any applicable laws.

            4.4. Compliance with Laws.

                  (a) The Company is, and at all times since its inception has been, in material compliance with all applicable laws; and

                  (b) The Company has not received, and does not know of the issuance or threatened issuance by any governmental entity of, any notices of violation or alleged violation of any applicable law. The Shareholders have been provided with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Company is currently subject (or to which the Company was subject since its inception), and (ii) all correspondence through the date hereof with respect to any of the matters referred to in clause (b) or clause (i) of this Section 4.4.

            4.5. Litigation. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Company in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. Exhibit E sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company. To the knowledge of the Company, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Exhibit E. Except as set forth in Exhibit E, there is no outstanding or, to the knowledge of the Company, threatened, judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Company.

            4.6. Default. The Company is not in material default of any of its obligations, contracts, or commitments in any respect, or in breach of any negative or affirmative covenants placed on it by its creditors, and the Company has not been notified of any such defaults or breaches.

            4.7. Misrepresentation. Neither this Agreement (including the Exhibits hereto) or any Related Agreement or any information supplied to the Shareholders by or on behalf of the Company in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

      5. Covenants Relating to Conduct of Business

            During the period from the date of this Agreement and continuing until the Closing Date, the Shareholders and the Corporation, jointly and severally, covenant and agree that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing):

            5.1. Conduct of the Business Pending the Closing Date. The Corporation shall:

                  (a) conduct its business only in the ordinary course, consistent with past practice;

                  (b) use its best efforts to (i) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of its business and (ii) preserve the present relationship of the Corporation with Persons having business dealings with the Corporation;

                  (c) comply with all laws and with all contractual and other obligations applicable to it;

                  (d) not change its Articles of Incorporation or By-laws;

                  (e) not issue or contract to issue any stock, securities, options, or debt which is convertible to stock or securities except as set forth in Exhibit N hereto;

                  (f) not declare or agree to declare or otherwise make any dividend or other distribution or payment in respect of the Stock except as set forth in the buy-sell agreement among the Shareholders a copy of which is included in Exhibit N hereto (the "Buy-Sell Agreement");

                  (g) not sell, transfer, assign, pledge, encumber or otherwise dispose of any of its assets, except in the ordinary course of business consistent with past practice;

                  (h) not acquire any material properties or assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of its material properties;

                  (i) maintain its present fire and extended coverage insurance or equivalent coverage on all of its assets and on all real and personal property leased to it;

                  (j) promptly notify the Company of (i) the occurrence of any matter which may have a material adverse effect on its business or its assets, and (ii) any Legal Proceeding commenced by or against it or any Legal Proceeding commenced or threatened relating to the transactions contemplated by this Agreement;

                  (k) not agree to anything prohibited by this Agreement or anything which would make any of the representations and warranties of the Shareholders or the Corporation in this Agreement or the Related Agreements untrue or incorrect in any material respect.

                  (l) not agree, in the Buy-Sell Agreement or otherwise, to any agreement which would prevent the fulfillment of the obligations of the Shareholders and/or the Corporation (i) with respect to the Closing in Escrow or the Closing and sale of the Stock as contemplated by this Agreement.

                  (m) not be a party to or enter into any employment agreement with any employee of Deadline Express or the Corporation except an agreement which by its terms terminates upon the Closing in a manner which will not obligate the Corporation in any respect to such employee after the Closing.

      6. Additional Agreements and Representations.

            6.1. Access to Information. The Shareholders and the Corporation agree that, prior to the Closing Date, the Company shall be entitled (at its sole expense), through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations and financial condition of the Corporation and examination of its books and records as the Company may reasonably request, and to make extracts and copies of such books and records and the Shareholders and the Corporation shall cause the Company to be able to make the same investigation and examination of Deadline express prior to the Corporation's acquisition of Deadline Express. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Shareholders and the Corporation shall cooperate fully therein. In order that the Company may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Corporation, the Corporation and the Shareholders shall use their respective best efforts to cause the Corporation's officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate fully with such Company representatives in connection with such review and examination.

            6.2. Non-solicitation Pending Closing. After execution of this Agreement, and through the Closing Date, neither the Corporation nor the Shareholders shall pursue, initiate, encourage or engage in any negotiations or discussions with any third parties concerning the sale of the Corporation, its assets, or any part thereof or concerning the terms and conditions of this Agreement.

            6.3. Additional Agreements. Each of the parties hereto agrees to use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, (ii) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities, third parties and parties to contracts with the Corporation as are necessary for consummation of the transactions contemplated by this Agreement and the Related Agreements, and
(iii) fulfill all conditions precedent applicable to such party pursuant to this Agreement and the Related Agreements. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Related Agreements, each party hereto shall use their respective best efforts to take or cause to be taken all such necessary action.

            6.4. Notification of Certain Matters. The Corporation and the Shareholders shall give prompt notice to the Company of (a) any notice of, or other communication relating to, a default under any contract material to the financial condition, properties, business operations, or results of operations of the Corporation to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any of the Related Agreements, or (c) any material adverse change in the properties, business operations, results of operations, financial condition or prospects of the Corporation, other than changes resulting from general economic conditions. In addition, the Corporation and the Shareholders shall be required to update the schedules and other information supplied pursuant to this Agreement at such time as the information contained therein changes in any material respect.

            6.5 Working Capital as of the Closing Date. The Shareholders shall ensure that the Corporation has at least One Hundred Eighteen Thousand Nine Hundred Seventeen Dollars ($118,917) working capital (defined as the excess of current (liquid) assets over current liabilities) as of the Closing Date (the "Required Working Capital"). For purposes of determining whether the Corporation had the required working capital as of the Closing Date, the Company will cause to be prepared, promptly following the Closing, a balance sheet of the Corporation as of the Closing Date. Such balance sheet shall be prepared in accordance with GAAP, and shall include full accrual of all assets and liabilities of the Corporation as of the Closing Date (including, but not limited to, accrued tax liabilities as if the tax year ended on the Closing
Date). In the event that the Corporation has less than the Required Working Capital as of the Closing Date, as determined by such balance sheet, the Shareholders shall forthwith pay the Company an amount equal to the difference between the actual working capital as of the Closing Date and the Required Working Capital (the "Shortfall"). The Shareholders shall pay the Shortfall to the Company within five (5) days after demand, either in cash or, at the option of the Shareholders, by releasing to the Corporation the number of shares of Company Stock previously issued to them which is equal to the Shortfall divided by the per share market value of the Company Stock determined as follows (the "Market Value"). The term "Market Value" shall mean the closing price of the Company Stock as reported in the Wall Street Journal for the last business day prior to the date of such demand. Provided, that the Market Value of any fractional share shall be paid to the Company by the Shareholders in cash.

      In the event that the Shareholders shall notify the Company in writing within five days after demand is made by the Company for payment of the Shortfall of their decision to dispute the amount of the Shortfall, the Company shall forthwith instruct Price Waterhouse to audit the balance sheet of the Corporation as of the Closing Date, and to calculate the working capital therein in accordance with GAAP. Price Waterhouse shall then determine the amount of the Shortfall as set out in this paragraph 6.5, whose decision shall be final and binding on the parties hereto. The Shareholders shall forthwith pay to the Company the amount of such Shortfall, together with fifty percent (50%) of the cost of the audit conducted by Price Waterhouse. In the event Price Waterhouse determines the Shortfall to have been zero, the entire cost of such audit shall be borne by the Company.

      7. Conditions Precedent.

            7.1. Conditions to Obligations of All Parties. The respective obligations of each party under this Agreement shall be subject to the satisfaction prior to the Closing in Escrow Date and the Closing Date of the following conditions except as provided above:

                  (a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, requisite to the transactions contemplated hereby, shall have been filed, occurred or have been obtained, as the case may be.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or challenging the consummation of the transactions contemplated by this Agreement (including but not limited to the Corporation's acquisition of Deadline Express) shall be in effect; provided that prior to invoking this condition, each party shall use their best efforts to have any such order, injunction, legal restraint or prohibition vacated.

                  (c) Acquisition of Deadline Express. Prior to the date of the Closing in Escrow, the Corporation shall have acquired either (i) all of the outstanding shares of Deadline Express free and clear of any and all claims, liens, restrictions, pledges, charges, options, security interests, encumbrances or other rights of third parties, including any imposed by law; or (ii) substantially all of the assets and goodwill of Deadline Express; and the Corporation shall have changed its name to "Deadline Express, Inc."

            7.2. Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Company, any or all of which may be waived in whole or in part by the Company):

                  (a) Representations and Warranties. The representations and warranties of the Corporation and the Shareholders set forth in this Agreement (without regard to any supplements or updates thereto) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) as of the Closing in Escrow Date and the Closing Date as though made on and as of the Closing in Escrow Date and the Closing Date, respectively, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate from the Shareholders and the Corporation (signed by each of the Shareholders and a senior executive officer of the Corporation) certifying to such effect and to the effect that the condition set forth in Section 7.1(c) has been met.

                  (b) Performance of Obligations. The Corporation and the Shareholders shall each have performed all obligations required to be performed by each such party under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively, and the Company shall have received a certificate from the Shareholders and the Corporation (signed by each of the Shareholders and a senior executive officer of the Corporation) certifying to such effect.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance resulting in, or which could reasonably likely result in, individually or in the aggregate, a material adverse effect on the Corporation, or Deadline Express or their respective assets or business.

                  (d) Contractual Consents. The Corporation and/or the Shareholders shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any individual, corporation or other party which may be necessary to permit the consummation of the transactions contemplated hereby (including, without limitation, any consents required under the Contracts).

                  (e) Related Agreements. Each of the Related Agreements to which the Shareholders are a party shall have been duly executed and delivered by such party. In addition, the Related Agreements shall have been entered into by the respective parties thereto.

            7.3. Conditions to Obligations of the Corporation and the Shareholders. The obligations of the Corporation and the Shareholders to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Corporation and the Shareholders, any or all of which may be waived in whole or in part by the Corporation or the Shareholders).

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) as of the Closing in Escrow Date and the Closing Date as though made on and as of the Closing in Escrow Date and the Closing Date, respectively, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively.

                  (c) Related Agreements. Each of the Related Agreements shall have been duly executed and delivered by the parties thereto.

      8. Termination.

            8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of the Company and the Shareholders;

                  (b) by either the Company or the Shareholders, if the closing of the Initial Public Offering does not occur by March 31, 1998;

                  (c) by the Company in the event that the Anti-Dilution Rights (as defined in the Operating Agreement) are not preserved; or

                  (d) by the Company in the event that one or more of the Shareholders do not timely deliver shareholder representation letters satisfactory to the Company.

            8.2. Effect of Termination Under Section 8.1. In the event of termination of this Agreement by either the Company or the Shareholders as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of its respective Affiliates, officers, directors or shareholders except (i) for the obligation of the Shareholders to refund to the Company the audit expenses as set forth in Section 1.3 of this Agreement; (ii) for any and all obligations under the confidentiality provisions contained in Section 3.2 of this Agreement; and (iii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement. In the event that termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement, the breaching party shall be liable to the non-breaching party for all direct damages (but not indirect or consequential damages) incurred as a result of such willful breach.

      9. Indemnification.

            9.1. Indemnification.

                  (a) Indemnification by the Corporation and the Shareholders. The Corporation and the Shareholders each hereby agree to jointly and severally indemnify, defend and hold harmless the Company and its respective officers, directors, employees and agents (collectively, the "Indemnitee") from and against and in respect of any and all Losses (as defined below) to the extent resulting from, arising out of, relating to, imposed upon or incurred by the Indemnitee by reason of: (i) the conduct of business by the Corporation (or by Deadline Express) prior to the Closing Date (but only to the extent that any such Loss was not a stated liability on the Corporation's most recently dated balance sheet delivered to the Company); or (ii) any inaccuracy in or breach of any of the Corporation's or the Shareholders' representations, warranties, covenants or agreements contained in this Agreement, the Related Agreements or in any other agreement or document entered into or delivered on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and/or thereby. Provided, however, the indemnification by the Corporation and the Shareholders under this Section 9.1(a) shall include direct damages only (and not indirect or consequential damages). For purposes of this Agreement, the term "Losses" means any and all deficiencies, judgments, settlements, demands, claims, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor).

                  (b) Indemnification by the Company. The Company hereby agrees to indemnify, defend and hold harmless the Shareholders from and against and in respect of any and all Losses resulting from, arising out of, relating to, imposed upon or incurred by the Shareholders by reason of any inaccuracy in or breach of any of the Company's representations, warranties, covenants or agreements contained in this Agreement or in any other agreement or document entered into or delivered by the Company on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and/or thereby. Provided, however, the indemnification by the Company under this
Section 9.1(b) shall include direct damages only (and not indirect or consequential damages) and shall be limited in the aggregate to the Purchase Price.

            9.2. Notice. If any claims in respect of Losses shall be asserted against any party hereto or any of their respective successors in respect of which such entity proposes to demand indemnification from any of the other parties hereto under Section 9.1 hereof, the party seeking such indemnification shall notify the other such parties in a reasonably prompt manner; provided that failure to give such reasonably prompt notice shall not release, waive or otherwise affect any party's obligations with respect thereto except to the extent such party can demonstrate it was actually and materially prejudiced as a result thereof.

      10. General Provisions.

            10.1. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Closing.

            10.2. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier or telecopied, or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such

Person may subsequently designate by written notice given hereunder:

                  (a)   if to Company, to:

                        Dispatch Management Services Corp.
                        12240 Indian Creek Court
                        Beltsville, Maryland  20705
                        Attention:  Linda Jenkinson, Chief Executive Officer

                  (b)   if to the Corporation or the Shareholders, to:

                        Edward V. Blanchard, Jr.
                        1158 Fifth Avenue, Apt. 11C
                        New York, New York 10029

            10.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            10.4. Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Related Agreements and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of all parties hereto with respect to any of the terms contained herein, and each party hereto agrees to be bound by any such amendment, modification or supplement.

            10.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

            10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially averse to any party. In the event that the enforceability of any non-competition or similar covenants contained herein or in any Related Agreement is called into question as the result of time, geographical or other applicable limitations specified in such covenants, such time, geographical or other applicable limitations shall be deemed modified to the minimum extent necessary to render the applicable provisions of such covenants enforceable.

            10.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

            10.8. Specific Performance. The parties hereto acknowledge that irreparable damage would result if any of the covenants of this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Without limiting the foregoing, the Corporation and the Shareholders acknowledge that the failure to comply with any of the provisions of Sections 3.1, 3.2. and 6.2 hereof will result in irreparable harm for which there is no adequate remedy at law and that the Company and/or the Corporation shall be entitled, without the necessity of proving actual damages, to injunctive relief in addition to damages and all other remedies which may otherwise be available to the Company and/or the Corporation.

            10.9. Fees and Expenses. All costs and expenses, including but not limited to all fees and expenses of attorneys, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

            10.10. Arbitration. Other than the Company's right to institute legal action for a breach of the confidentiality, non-competition and non-solicitation covenants set forth in Sections 3.1, 3.2 and 6.2 hereinabove, any issue, controversy, dispute or claim arising out of or relating to this Agreement or its alleged breach that cannot be resolved by mutual agreement shall be resolved exclusively by arbitration by a single arbitrator in either the District of Columbia or New York City, at the option of the Company, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. It is acknowledged by the Corporation and the Shareholders that money damages are inadequate to compensate the Company and/or the Corporation for a breach of the terms of this Agreement, and that the Company and/or the Corporation shall be entitled to specific performance of the terms of this Agreement. The arbitrator may enter a default decision against any party who fails to participate in the proceeding. The decision of the arbitrator shall be final, conclusive, binding and non-appealable. The losing party shall pay all costs and expenses of arbitration.

      The arbitrator shall be selected by consent of the parties, if possible. If the parties fail to reach agreement upon appointment of the arbitrator within ten days after a demand for arbitration is made, the arbitrator shall be selected from a list of proposed arbitrators submitted by AAA. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that (1) the number of preemptory strikes shall not be limited, and (2) if the parties fail to select the arbitrator from three lists, AAA shall have the power to make an appointment. If an arbitrator should die, withdraw, or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner.

            10.11 Disclosure to Third Parties. The Company shall have the right to disclose to third parties, in whatever manner the Company may determine, the fact that this Agreement has been executed, the names of the parties to this Agreement and the terms hereof.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties hereto as of the date first above written.

                                    "COMPANY"



                                    DISPATCH MANAGEMENT SERVICES CORP.

                                    By: /s/ Linda Jenkinson
                                        ----------------------------------------
                                        Name:  Linda Jenkinson
                                        Title: Chief Executive Officer



Attest:                             "CORPORATION"

                                    DEADLINE ACQUISITION CORP.

----------------------------        By: /s/ Edward V. Blanchard
                                        ----------------------------------------
                                        Edward V. Blanchard, President

                                    "SHAREHOLDERS"



                                    /s/ Edward V. Blanchard
----------------------------        --------------------------------------------
Witness                             Edward V. Blanchard, Jr.



                                    /s/ Melba Anne Hill
----------------------------        --------------------------------------------
Witness                             Melba Anne Hill



                                    /s/ Scott T. Milakovich
----------------------------        --------------------------------------------
Witness                             Scott T. Milakovich